Exhibit 99.1

NEWS RELEASE Contact: Tim Barton, Vice President Phone Number: (210) 308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE Joins Cisco Technology Developer Program, completes interoperability testing

SAN ANTONIO, TEXAS, November 10, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file-centric solutions for the internet, today announced that it has joined the Cisco Technology Developer Program as part of the program’s Unified Communications solution category. In addition, GlobalSCAPE’s Secure FTP ServerTM v3.3.1 has successfully completed interoperability testing with Cisco Unified Communications Manager 5.1.1 and 6.1.*

The Cisco Technology Developer Program (http://www.cisco.com/go/ctdp) unites Cisco with third-party developers of hardware and software to deliver tested interoperable solutions to joint customers. Members of the program share Cisco’s strong commitment to customer service and satisfaction and are required to undergo interoperability testing based on criteria set forth by Cisco. With Cisco Technology Developer Program member offerings such as GlobalSCAPE’s Secure FTP Server v3.3.1, customers can more quickly deploy a broad range of Cisco-compatible business applications to enhance the capabilities, performance, and management of their Cisco network.

*	The interoperability testing is designed to simulate typical customer configurations, and does not replace the need for on-site testing in conjunction with actual implementation.

About GlobalSCAPE

GlobalSCAPE®, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE’s products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.